Exhibit 99.1

Section 13(r) Disclosure

The disclosure reproduced below was initially included in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”) with respect to its fiscal quarter ended March 31, 2026, in accordance with Section 13(r) of the Securities Exchange Act of 1934, as amended, regarding activities at Malaysia Airport Holdings Berhad, in which certain funds and entities affiliated with Global Infrastructure Management, LLC, a consolidated subsidiary of BlackRock, obtained a minority noncontrolling interest. BlackRock Monticello Debt Real Estate Investment Trust did not independently verify or participate in the preparation of the disclosure reproduced below.

BlackRock included the following disclosure in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026:

Certain funds and entities affiliated with Global Infrastructure Partners, a consolidated subsidiary of the Company, obtained a minority non-controlling interest in Malaysia Airport Holdings Berhard in March 2025. Malaysia Airport Holdings Berhard is the operator of Kuala Lumpur International Airport (KUL) and 38 other airports in Malaysia, as well as Sabiha Gokcen International Airport (SAW) in Istanbul, Turkey.

Malaysia Airport Holdings Berhard provided the below information in connection with activities during the fiscal quarter ended March 31, 2026. We have not independently verified this information or confirmed whether activities contained therein are subject to the Iran Threat Reduction and Syria Human Rights Act of 2012.

Malaysia Airport Holdings Berhard informed the registrant that through February 28, 2026, Iran Airtour operated flights to one airport that Malaysia Airport Holdings Berhard operates. Malaysia Airport Holdings Berhard does not track profits specifically attributable to these activities.

This disclosure does not relate to any activities conducted directly by the registrant and relates solely to activities conducted by Malaysia Airport Holdings Berhard.